NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 12, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 01, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Norbord Inc. and West Fraser Timber Co. Ltd. became effective on February 1, 2021. Each share of Common Stock of Norbord Inc. was convereted into 0.675 of a West Fraser Timber Co. Ltd. Common Share, without par value held. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Norbord Inc. Common Stock and does not affect the continued listing on the NYSE of the West Fraser Timber Co. Ltd. Commobn Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 01, 2021.